UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 24, 2014
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SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas	000-06253	71-0407808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Main Street, Pine Bluff, Arkansas		71601
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (870) 541-1000

______________________________________________________________
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

Agreement and Plan of Merger

On March 24, 2014, the registrant entered into a definitive agreement and plan of merger (the “Agreement) between the Registrant and Delta Trust & Banking Corporation (“Delta Trust”), headquartered in Little Rock, Arkansas, including its wholly-owned bank subsidiary Delta Trust & Bank (“DTB”) acquire all of the outstanding common stock of Delta Trust for approximately $66 million (based on the registrant’s closing price on March 21, 2014), subject to potential adjustments.

Under the terms of the Agreement, each outstanding share of common stock and equivalents of Delta Trust will be converted, at the election of each Delta Trust shareholder, into the right to receive shares of the registrant’s common stock or the right to receive cash, all subject to certain conditions and potential adjustments, provided that the cash portion of the merger consideration paid to Delta Trust shareholders will be limited to approximately $10,000,000.  The number of shares to be issued is fixed with an exchange ratio of 15.1428 shares of the registrant’s stock for each share of Delta Trust stock or cash of $545.14 per share of Delta Trust stock.  The transaction is subject to approval by certain bank regulatory agencies and other customary closing conditions.  The transaction is expected to close during the third quarter of 2014.

The foregoing description of the Agreement and the transactions contemplated therein does not purport to be complete and is subject to, and qualified in its entirety by the full text of the Agreement with which is attached as Exhibit 10.1 and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

Exhibit 10.1	Agreement and Plan of Merger by and between Simmons First National Corporation and Delta Trust & Banking Corporation, dated as of March 24, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simmons First National Corporation
(Registrant)

March 28, 2014	/s/ Robert A. Fehlman
(Date)	Robert A. Fehlman Sr. Executive Vice President, Chief Financial Officer & Treasurer